AMENDMENT TO AMENDED AND RESTATED

                        SERVICE AND DISTRIBUTION PLAN FOR

                              PILGRIM MUTUAL FUNDS

                                 Class B Shares

         (1) Schedule A of the above named Plan is hereby amended and restated as follows to add the following Series of the Trust (as that term is defined in the Plan) and to reflect certain name changes to certain series of the Trust:

                                   Schedule A

    Pilgrim International Core Growth Fund        Pilgrim Convertible Fund
    Pilgrim Worldwide Growth Fund                 Pilgrim Balanced Fund
    Pilgrim International SmallCap Growth Fund    Pilgrim Money Market Fund
    Pilgrim Emerging Countries Fund               Pilgrim Strategic Income Fund
    Pilgrim LargeCap Growth Fund                  Pilgrim High Yield Fund II
    Pilgrim MidCap Growth Fund
    Pilgrim SmallCap Growth Fund

         (2) The first paragraph of Section 1A of the Plan is hereby amended and restated as follows:

          Each Fund shall pay to each Distributor, as compensation for acting as principal distributor in respect of the Class B Shares (as hereinafter defined) of the Fund its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the Fund's average daily net assets attributable to Class B Shares of the Fund; provided however, that the Distribution Fee paid by Class B Shares of the Pilgrim Money Market Fund shall be reduced by the amount, if any, paid to Distributor or any affiliate of Distributor from the investment adviser or distributor of any investment company in which the Pilgrim Money Market Fund invests substantially all of its assets, and the Distribution Fee for Pilgrim Strategic Income Fund shall be 0.50% per annum of that Fund's average daily net assets attributable to Class B Shares of that Fund. The Distribution Fee shall be payable monthly or at such other intervals as the Trustees shall determine, subject to any applicable restrictions imposed by the rules of the National Association of Securities Dealers, Inc. ("NASD").
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         IN WITNESS WHEREOF, the Distributor and the Trust have signed this
Amendment pursuant to the terms of the Plan.

PILGRIM SECURITIES, INC.                      PILGRIM MUTUAL FUNDS

By                                            By
  ------------------------------                --------------------------------
  Name:                                         Name:
  Title:                                        Title:

Dated: May ___, 1999